ASEPTIC PACKAGING AGREEMENT

     THIS AGREEMENT, December 7, 2000, between Johanna Foods, Inc., a New Jersey corporation, having its principal office and plant location at Johanna Farms Road, Flemington, New Jersey 08822 ("Johanna") and Hansen Beverage Company (on it's own behalf and on behalf of its subsidiaries), a Delaware corporation, having its principal office at 1010 Railroad Street, Corona, CA 92882 ("Customer").

                                   WITNESSETH:

     WHEREAS, Johanna processes and packages for sale a variety of juice and other beverages using specialized aseptic packaging equipment; and

     WHEREAS, Customer wishes to have Johanna process and package certain 250 ml Juice Blast and Juice Slam products using customer's unique formulae for such products and unique label designs for the packaging thereof at Johanna's plant in Flemington, New Jersey (the "Plant"),

     NOW THEREFORE, in consideration of the premises and mutual promises hereinafter set forth and intending to be legally bound, the PARTIES HERETO AGREE AS FOLLOWS:

     1. PRODUCTS: Subject to the terms and conditions hereof, Johanna shall prepare, manufacture, process, package and load for shipping for Customer the product(s) listed in Exhibit A ("Products"). Customer supplied ingredients and materials (if any) shall be provided to Johanna in such quantities and at such times so as to enable Johanna to perform its obligations hereunder

     2. SPECIFICATIONS: Johanna agrees to produce Products in accordance with quality assurance standards and policies as set forth in Exhibit A hereto.

     3 TERM: This Agreement shall commence upon the date first above written and shall continue for three (3) years from the above date, and shall thereafter continue for successive three (3) year terms, upon written agreement by both Customer and Johanna at least six (6) months prior to the end of the initial term or any renewal term.

     4. PRODUCTION: The parties understand and agree that production under this Agreement shall be on order-by-order basis, provided, however, that Johanna shall use its best efforts to fulfill orders and that the terms herein shall govern the performance of any and all orders. Customer agrees to schedule production in minimum amounts of ____ gallons per flavor.

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     5.  SCHEDULING:  Customer  agrees to provide Johanna with a three (3) month
rolling  estimated  schedule  of  Customer's  production   requirements.   These
schedules shall be revised monthly and submitted to Johanna not later than the fifteenth day of the day of the month preceding the three-month period covered by the schedule. These schedules shall include a firm production commitment for the first scheduled month, and estimated requirements for the second and third scheduled months. Customer agrees that orders for production shall provide a minimum often (10) business days' lead time.

     6. PAYMENT/PRICE:

     (a) Johanna's fees for its performance hereunder shall be as described in Paragraph 6 (b) hereof and as set forth in Exhibit B attached hereto, or any then-current amendment thereto. Johanna shall forward to Customer upon shipment, an invoice showing the payment due, and Customer shall pay that invoice net within thirty (30) days of receipt of same. Packaging material purchased by Johanna incorporating Customer's design will only be ordered upon receipt of Customer's purchase order authorization. Interest shall be due and payable at the rate of 1% per month for all sums not paid when due.

     (b) As consideration for the services provided by Johanna pursuant to this Agreement, Customer shall pay Johanna the sum of the following elements of compensation, in amounts specified on Exhibit B, attached:

          (i)  Processing Charge;

         (ii)  Packaging  Materials Charge; and

        (iii)  Product  Ingredients Charge

         (iv)  Equipment Royalty, if applicable.

     (c) The amounts charged pursuant to Paragraph 6 (b) and appearing on Exhibit B, attached, are subject to adjustment as contained in Exhibit B

          (i) Processing Charge

                (a) Changes in the processing charge shall be accounted for by an annual adjustment in the processing charge calculated as follows:

               The processing charge multiplied by the change since the previous period in the Producer Price Index applicable to New Jersey as announced by the U.S. Department of Labor, Bureau of Labor Statistics or such other index as the parties may agree upon.

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

     (ii) Packaging Materials Charge. When and to the extent Johanna's actual costs change.

     (iii) Product Ingredient Charge. When and to the extent Johanna's actual costs change.

     (iv) Equipment Royalty. When and to the extent Johanna's actual costs change.

     7. ADJUSTMENT OF SPECIFICATIONS: Customer may alter the packing specifications and formulae of the Products and the formulae or specifications of the materials it supplies, upon written notice to Johanna. If any such notice alteration, or any other request or requirement of Customer acceptable to Johanna, results in increased costs to Johanna or results in decreased costs to Johanna, the payments set forth in Exhibit B shall be adjusted upward or downward as shall be mutually agreed upon between the parties to reflect such actual increase or decrease in costs.

     8. SHIPPING:

     (a) During the term of this Agreement, Johanna agrees to handle and store finished Product up to the maximum quantities specified in Exhibit A or any then-current amendment thereto, at no additional charge to Customer. The compensation set forth in Paragraph 6 hereof includes the cost of such storage in Johanna's warehouse for a period not to exceed forty five (45) days from the date of production. Customer shall pay Johanna the amount of $____ per pallet stored, per day, for any Product remaining in storage beyond such forty five
(45) day period. Storage beyond forty five days is at the option of Johanna and Customer acknowledges and agrees that it may not be available.

     (b) Customer agrees to issue finished products for shipping in minimum pallet increments, and Johanna agrees to release the Product to carriers designated by Customer within 72 hours after the furnishing of written notification thereof by Customer. Johanna agrees to ship oldest Product first.

     (c) Customer shall, at its own expense, supply enough good, usable pallets to meet Johanna's requirements for packing, storage and shipping the Product. Customer has the ongoing responsibility of maintaining enough pallets in the system by arranging for pallet returns or exchange, or providing additional pallets as required. Customer acknowledges and agrees that pallets provided by Customer will be commingled with other pallets of Johanna. Johanna shall invoice Customer for pallets at $____ per pallet, and Customer shall make payment for same net within thirty (30) days of receipt of invoice.

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     9. INGREDIENTS. MATERIALS AND EQUIPMENT:

     (a) Johanna agrees to supply at its sole cost and expense, the equipment and facilities necessary to perform its obligations under this Agreement.

     (b) All base flavoring, syrup, fruit juice, concentrate and packaging materials (together, "Ingredients and Materials") furnished, or paid for, by Customer shall be used exclusively for the purpose of performance of this Agreement. Customer warrants that any such Ingredients or Materials supplied shall not be adulterated and shall satisfy all federal and state laws and regulations applicable to the processing and packaging to be performed pursuant to this Agreement. Ingredients and Materials allowances are listed on Exhibit D.

     (c) Customer shall, with Johanna's approval, from time to time deliver or cause to be delivered to Johanna's plant at Customer's expense (including all costs of art work, plates and delivery) certain Ingredients and Materials as identified in Exhibit B necessary to prepare and package the Product. Such Ingredients and Materials must be to specifications and from suppliers agreed to by Johanna and compatible with Johanna's equipment. Johanna shall furnish certain other Ingredients and Materials and the basis for determining the costs thereof to be as designated from time to time. Except for container paper stock and trays, Customer hereby authorizes Johanna to order Ingredients and materials as identified in Exhibit B, and to re-order such Ingredients and Materials, in quantities sufficient to maintain an inventory of such Ingredients and Materials necessary to package a minimum of ____ cases per flavor and a maximum of ____ cases per flavor of Product. Johanna will order container paper stock upon receipt of specific authorization from Customer for each order. Johanna will order trays based upon Customer's projections of its production requirements. Customer acknowledges and agrees that Johanna shall have no liability for the failure of any supplier to provide Materials in timely fashion nor for other factors beyond Johanna's control relating to the quality or quantity of Ingredients and materials which may interfere with Johanna's processing and packaging of Product when Johanna is responsible for procuring such materials.

     (d) In the event Johanna shall receive any Ingredients and Materials furnished by or on behalf of Customer in a damaged condition which is evident from a visual inspection thereof, or in the event such Ingredients and Materials do not conform to the bill of lading corresponding thereto in respect to numbers and product code, Johanna shall promptly notify Customer of, and shall follow the reasonable instructions of Customer with respect to, any such discrepancy.

     (e) Customer agrees to keep the packaging materials and ingredient inventories which are supplied on its behalf at a minimum inventory level so as not to utilize excessive warehouse space. The maximum amount of Ingredients and Materials which may be stored without charge is set forth in Exhibit D attached hereto; storage charges will apply to amounts in excess of the stated minimum. Customer understands and agrees that Johanna may not segregate in storage the Ingredients and Materials supplied by Johanna from those supplied by Customer.

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


     (f) Johanna may, using its reasonable discretion, test any of the Ingredients and Materials supplied to it to confirm that such Ingredients and Materials satisfy all applicable federal and state laws and regulations.

     (g) Customer agrees to indemnify and hold Johanna harmless for any and all damages, excluding consequential damages, to Johanna or others, resulting from the supplying of Ingredients and Materials to Johanna which are adulterated or fail to satisfy any and all applicable federal and state laws and regulations. Said indemnification shall include, but is not limited, to damage to the good will of Johanna.

     10. RECORDS: Johanna agrees to make and keep full and accurate books and weekly records currently updated with respect to production runs, inventories and shipments, and agrees to report such data, as may be reasonably required.

     11. REGULATORY COMPLIANCE: Johanna shall follow good manufacturing practices in the production of Product and shall comply with all applicable local, state and federal laws and regulations governing the production of the Product. Notwithstanding the foregoing, compliance with all applicable laws and regulations with respect to Ingredients and Materials and formulae furnished by Customer arid with respect to labeling shall be the sole responsibility of Customer, and Customer shall save and hold Johanna harmless from such claim or liability based upon noncompliance with such laws and regulations, provided such claim or liability does not arise from acts or omissions of Johanna.

     12.  TITLE TO PRODUCT:  Title to  Ingredients  and  Materials  furnished by
Customer shall remain with Customer at all times. Risk of loss for such Ingredients and Materials shall be borne by Johanna. Title and risk of loss to Ingredients and Materials furnished, supplied or purchased by Johanna pursuant to the provisions of this Agreement shall remain with Johanna. Title to Product and risk of loss thereto shall pass to Customer at time of delivery to and acceptance of Product by Customer or a carrier designated by Customer at Johanna's facility.

     13 TRADEMARKS: All trademarks, trade names, trade secrets, names and addresses of customers, sources of supply, manufacturing procedures, formulae, production data and reports and other proprietary information ("Confidential Information"), of either party hereunder, shall at all times be and remain the exclusive property of the appropriate party, and this Agreement shall not in any manner constitute a license to either party to the use of the Confidential Information of the other party. Each party shall use its best efforts to keep confidential any and all Confidential Information acquired from the other and shall not disclose such Confidential Information without the express written consent of the other party .

     14. INDEMNIFICATION: Johanna agrees to indemnify Customer against any claims, loss, damage, liability or expense including but not limited to bodily injury, death or property damage where such injury, death or damage is caused by any ingredients, materials furnished or packaging provided by Johanna, by any negligence of Johanna, or by any act or omission on the part of Johanna in violation of this Agreement.

     Customer agrees to indemnify Johanna against any claims, loss, damage, liability or expense including but not limited to bodily injury, death or property damage where such injury , death or damage is caused by any ingredients, materials, formulae, instructions, standards, programs or policies furnished by Customer to Johanna, including claims of trademark infringement, by any negligence of Customer, or by any act or omission on the part of Customer in violation of this Agreement.

     Customer and Johanna shall each maintain insurance to cover the liabilities with respect to which the indemnities are provided for in this paragraph, such coverage to be no less than $2,000,000 for bodily injury , including death and property damage combined. Each party shall furnish to the other evidence of such insurance in the form of a certificate or certificates issued by its respective insurance carrier, which certificate shall provide that there shall be no material If change in, or cancellation of, such insurance unless thirty (30) days prior written notice, as cancellation is given to both parties. The foregoing indemnifications are conditioned upon the party claiming indemnifications promptly furnishing the other party with written notice of each claim, loss, damage or expense for which indemnity will be claimed and permitting the indemnifying party to assume the defense thereof at its sole cost and expense.

     15. TAXES: Johanna and Customer each agree to pay all taxes assessed on all Ingredients and Materials to which they have title respectively.

     16. FORCE MAJEURE: Neither party shall be liable to the other for any delay or failure to perform any of its obligations hereunder which delay or failure to perform is due to fires, storms, floods, earthquakes, other acts of God, war, insurrection, riots, interruption or diminution of electric power, strikes, lockouts or other labor disputes, failure of transportation, equipment, communication or postal service or governmental actions, orders or regulations or other matters beyond the control of said party .

     17. DEFAULT:

     (a) If either party shall commit a material default in the performance of this Agreement, and that default shall continue uncorrected for thirty (30) days after receipt by the defaulting party of written notice specifying the nature of such defaults thereof, the other party shall be entitled to terminate this Agreement upon ten days' written notice. Termination by a party pursuant to this paragraph shall not relieve the party so terminating from the obligations contained in Paragraphs 13, 18 and 21, which shall survive termination. Waiver of any default shall not constitute waiver of a1ly subsequent default.

     18. TERMINATION:

     (a) This Agreement shall commence as of the date hereof and shall continue until termination as provided in Paragraphs 3 or 17 of this Agreement.

     (b) In the event that this Agreement is terminated:

     (i) Each party shall discharge within 30 days, or sooner as provided herein, in cash or by check, any liability or liabilities to the other existing as of the date of termination, including without limitation the purchase by Customer of all finished Product.

     (ii) Johanna shall return, at Customer's expense to a location designated by Customer, all unused Materials and Ingredients to which Customer has title and all finished Product within thirty days of termination.

     (iii) Customer shall purchase, at Johanna's cost, unused Materials and Ingredients specified in Exhibit B in good and usable condition in quantities not to exceed the requirements necessary to pack Product scheduled on the most current production forecast or the levels of inventory permitted hereunder, whichever is greater, within thirty days of termination.

     19. ASSIGNMENT: No party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any portion thereof without the prior written approval of the other, except that, without such consent, a party may make such assignment to a corporate parent, subsidiary or affiliate of the party provided the assignor guarantees the performance by the assignee of all it obligations hereunder.

     20. NOTICES: All notices given by the parties hereunder shall be in writing and shall be personally delivered or mailed, by certified mail, return receipt requested, addressed to the respective parties at their addresses first above mentioned or at such address as either party shall designate in writing to the other. Notices shall be effective when properly delivered or mailed unless otherwise provided in this Agreement.

     21. RESTRICTIONS: For purposes of this Paragraph, "Exclusive Territory" includes the states specified in Exhibit C. Customer agrees that for as long as this Agreement and any renewal or extension(s) thereof is in effect, it will not do or cause to be done the following:

     (a) package any Juice Blast or Juice Slam products within the Exclusive Territory in Brik Pak or similar aseptic containers provided that Johanna remains competitive excluding any isolated or once off offers from other parties.

     22. SEVERABLE CONDITIONS: If any condition, term or covenant of this Agreement shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Agreement, and this Agreement shall be carried out as if such void, invalid or unenforceable term were not embodied herein in order to most closely achieve the mutual objectives of the parties.

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


     23. CHOICE OF LAW: This Agreement shall be construed in accordance with the laws of the State of New Jersey. Any dispute arising under or relating to this Agreement shall be submitted to binding arbitration before a single arbitrator in the State of New Jersey pursuant to the rules for commercial arbitrations of the American Arbitration Association.

     24. BENEFIT OF AGREEMENT: This Agreement shall inure to the benefit of the parties and their successors and assigns (provided the assignment does not violate the terms hereof) and shall be binding upon the parties, their successors and assigns.

     25. ENTIRE AGREEMENT: It is agreed that neither party has made or is making any representations or warranties, express or implied, not explicitly set forth in this Agreement, that this Agreement is the entire Agreement between the parties hereto and it cancels and supersedes all earlier agreements, written or oral, and that no waiver, modification or change of any of the terms of this Agreement shall be valid unless in writing.

     26. AMENDMENT: This agreement and any Exhibit thereto may be amended from time to time by agreement of the parties, provided that such amendment is committed to writing within ten days, and dated and executed by all authorized officer of each party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

JOHANNA FOODS, INC.                             HANSEN BEVERAGE COMPANY

By: /s/BOB FACCHING                             By: /s/ HILTON SCHLOSBERG

Title: President                                Title: Vice Chairman

                                    EXHIBIT A

                    PRODUCTS AND QUALITY ASSURANCE STANDARDS

PRODUCTS

JUICE BLAST
JUICE SLAM

QUALITY ASSURANCE STANDARDS
o     Plant must be OU Certified Kosher
o     Ingredients supplied by plant must be kosher certified
o     Water source for product must be potable and tested by local authority
o     Plant must follow established Good Manufacturing Practices
o     Plant employees must exhibit good hygienic practices
o     Plant must have strict sanitation program in compliance with GMP
o     Processing equipment must be clean and sanitary
o     Processing areas must be clean and sanitary
o     Processing areas must be segregated from the outside
o     Processing equipment must be food grade material
o     Rework program must be handled correctly
o     Finished goods must be stored at correct temperatures
o     Finished goods must be properly stored, rotated, and kept free of dust
o     Finished goods must be coded as required by Hansen Beverage
o     Plant must perform incoming goods inspection
o     Plant must maintain receiving log of incoming goods & record lot numbers
o     Ingredients and packaging must be properly rotated (FIFO)
o Plant must test finished product to ensure the product meets finished product specification. This testing can be physical, chemical and/or microbiological depending on the nature of the product
o     Plant must have an established HACCP program
o     Plant must have established pest control program
o     Pesticides must be stored in secured area
o     Cleaning chemicals must be stored away from food products
o     All ingredients must be stored in accordance to specification
o     Packaging ingredients must be stored free of dust, condensate, etc.
o     Rejected materials must be properly identified and stored separately
o     Lights over exposed product must be protected
o     Ladders and walkways over exposed product must be protected
o     Overhead pipes must be protected against leaks and condensate drips
o Plant must be in accordance to these, as well as all ASI Food Processing guidelines


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




                                    EXHIBIT B

                                     PRICES

                                      24/250 mL              27/250 mL
                                     Variety Pak            Variety Pak
         Processing Charge            $____                   $____
         Miscellaneous Materials       ____                    ____

An anual volume incentive of $___ per case will be paid on all cases once Customer has produced ____ cases within the period.



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





                                    EXHIBIT C

                               EXCLUSIVE TERRITORY

The Exclusive Territory shall include the states of Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Ohio, Kentucky, Tennessee, Maryland, Delaware, Virginia, West Virginia North Carolina, South Carolina, Georgia, Florida and the District of Columbia.


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




                                    EXHIBIT D

                            INGREDIENTS AND MATERIALS

Loss Allowances

Laminate     ____%
Trays        ____%
Inserts      ____%
Ingredients  ____%

Customer Supplies FOB Flemington. NJ
o        Aseptic reel stock
o        Trays
o        Sales sheets
o        International Paper royalty
o        Ingredients

Johanna Supplies FOB Flemington. NJ
o        Water to reconstitute ingredients.
o Miscellaneous materials consisting of straws, glue, tray film, pallet pad, and pallet wrap.
o        Ingredients as requested at cost plus loss allowance.


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